Exhibit 99.1

THE ORCHARD ANNOUNCES COMPLETION OF ACQUISITION BY DIMENSIONAL ASSOCIATES

New York – July 29, 2010 –The Orchard (NASDAQ: ORCD), a global leader in music and video distribution and comprehensive digital strategy, today announced the completion of its acquisition by Dimensional Associates, LLC, the New York-based private equity arm of JDS Capital Management, Inc. and the majority owner of The Orchard.  At The Orchard's annual meeting of stockholders held today, The Orchard's stockholders voted to adopt the merger agreement entered into on March 15, 2010, as amended, providing for the acquisition by Dimensional Associates of the outstanding shares of common stock of The Orchard not already owned by Dimensional Associates and its affiliates.

Dimensional Associates was the primary owner of The Orchard from 2003 until its reverse merger with DMGI in November 2007 and, prior to the completion of the acquisition today, was the majority owner of The Orchard.  Daniel C. Stein, an executive of Dimensional Associates, has been a member of The Orchard’s Board of Directors since 2007.

“Following the merger with Dimensional Associates—a strong associate for nearly a decade—The Orchard will continue to service its global clients and partners with the same diligence and positive results they’ve grown used to over the years,” said Brad Navin, CEO of The Orchard. “The company will remain focused on enhancing its delivery platform, expanding its digital business, and building products to make our clients more efficient marketers.”

Under the terms of the merger agreement, The Orchard's stockholders are entitled to receive $2.05 in cash, without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger.  The Orchard's common stock will cease trading on the Nasdaq Stock Market at the opening of trading on July 30, 2010 and will be delisted from the Nasdaq Stock Market.

Adoption of the merger agreement was subject to two votes.  Under Delaware law, the merger agreement was required to be adopted by the holders of a majority of the voting power of the company’s common stock and Series A convertible preferred stock outstanding on the record date of June 11, 2010.  Holders of approximately 81% of these shares voted in favor of the adoption of the merger agreement, representing 85% of the votes cast.

In addition to the vote required under Delaware law, the merger agreement was required to be adopted by the holders of a majority of the voting power of the company’s common stock and Series A convertible preferred stock outstanding on the record date, other than Dimensional Associates and its affiliates.  Holders of approximately 58% of these shares voted in favor of the adoption of the merger agreement.

Stockholders will receive a letter of transmittal and instructions on how to surrender their shares of The Orchard's common stock in exchange for the merger consideration. Stockholders should wait to receive the letter of transmittal before surrendering their shares.

About The Orchard(R)
Headquartered in New York and London with operations in 26 markets around the world, The Orchard is an independent music and video distributor specializing in comprehensive digital strategies for content owners. Through innovative global marketing and promotions, The Orchard drives sales across more than 660 digital and mobile storefronts in 75 countries, as well as physical retailers across North America and Europe. The company was founded in 1997 as a business partner that fosters creativity and independence within its global clients. For further information, please visit www.theorchard.com.

Forward Looking Statements

This release may contain certain forward-looking statements regarding The Orchard's expectations regarding future events and operating performance within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested.  Factors that could cause actual results to differ include, but are not limited to, the potential loss of key personnel, disruption of our sales and operations or any impact on The Orchard's relationships with third parties as a result of the merger; and the outcome of, or expenses associated with the purported class action civil suit filed in Delaware Chancery Court. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and The Orchard undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in The Orchard's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission.

About Dimensional Associates, Inc.
Dimensional Associates, Inc., is the New York-based private equity arm of JDS Capital Management, Inc. Its portfolio companies include eMusic and The Orchard.

CONTACT:
Chris Macowski
Cornerstone PR
212 652 9278
chris@cornerstonepromotion.com

Source: The Orchard